Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements of Fox Corporation (Form S-3 No. 333-237499 and Form S-8 No. 333-230394) of our reports dated August 10, 2021, with respect to the consolidated financial statements of Fox Corporation and the effectiveness of internal control over financial reporting of Fox Corporation included in this Annual Report (Form 10-K) for the year ended June 30, 2021.

/s/ Ernst & Young LLP

New York, New York

August 10, 2021